FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

ANNUAL REPORT

of

PROVINCE OF BRITISH COLUMBIA

(Canada)

(Name of Registrant)

Date of end of fiscal year to which the Annual Report relates: March 31, 2024

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Tom Clark

Consul General of Canada

466 Lexington Avenue, 20th Floor

New York, New York 10017

Copies to

Jason R. Lehner	Ministry of Finance
A&O Shearman	Provincial Treasury
Commerce Court West	Debt Management Branch
199 Bay Street Suite 4405	620 Superior Street P.O. Box 9423, Stn Prov Govt
Toronto, Ontario M5L 1E8	Victoria, British Columbia V8W 9V1
(416) 360-2974	(778) 698-5908

*The Registrant is filing this amendment to its annual report on a voluntary basis.

PROVINCE OF BRITISH COLUMBIA

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2024 on Form 18-K as set forth below:

The following additional exhibits are added to the Annual Report:

Exhibit 99.7	Budget and Fiscal Plan 2025/26 – 2027/28

Exhibit 99.8	Estimates, Fiscal Year Ending March 31, 2026

Exhibit 99.9	Supplement to the Estimates, Fiscal Year Ending March 31, 2026

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Victoria, British Columbia, Canada, on the 7th day of March, 2025.

PROVINCE OF BRITISH COLUMBIA
(Name of registrant)

By:	/s/ Sam Myers
Name:	Sam Myers
Title:	Executive Director, Debt Management Branch Provincial Treasury Ministry of Finance

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EXHIBIT INDEX

Exhibit 99.7	Budget and Fiscal Plan 2025/26 – 2027/28

Exhibit 99.8	Estimates, Fiscal Year Ending March 31, 2026

Exhibit 99.9	Supplement to the Estimates, Fiscal Year Ending March 31, 2026

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